UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2016

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on May 10, 2016, Amyris, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a private investor (the “Purchaser”) relating to the sale of up to $15.0 million aggregate principal amount of convertible notes (“Notes”) and issued to the Purchaser a Note in the principal amount of $10.0 million (the “Initial Note”), and on September 2, 2016, the Company issued to the Purchaser an additional Note in the principal amount of $3.0 million (the “$3 Million Note”) and granted the Purchaser the option to purchase a further Note in the principal amount of $2.0 million, representing the remaining Notes provided for in the Purchase Agreement, on or before December 31, 2016. The entry into the Purchase Agreement and the issuance of the Initial Note and the $3 Million Note were previously reported in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on May 10, 2016 (the “May 8-K”) and September 9, 2016 (the “September 8-K”), which are incorporated herein by reference.

On October 13, 2016, the Company issued and sold an additional Note in the principal amount of $2.0 million (the “$2 Million Note” and together with the $3 Million Note, the “Additional Notes”) to the Purchaser, for proceeds to the Company of $2.0 million. All of the Notes provided for in the Purchase Agreement had been issued and sold by the Company to the Purchaser upon the issuance of the $2 Million Note.

The foregoing description of the $2 Million Note is qualified in its entirety by reference to the description of the Notes contained in the May 8-K and the Form of Additional Note filed as Exhibit 4.1 to the September 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: October 19, 2016	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer